Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of March 12, 2026 (the “Effective Date”), between Seadrill Americas, Inc., a company incorporated in the State of Texas (the “Company”), whose parent company is Seadrill Limited, a company incorporated in Bermuda (“Seadrill”), and Samir H. Ali (“Executive”).
WHEREAS, Executive and the Company are party to that certain Employment Agreement, dated as of November 21, 2023, as amended as of October 2, 2024 (the “Prior Agreement”), pursuant to which Executive served as the Chief Commercial Officer of the Group Companies;
WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement in the form hereof.
NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Certain Definitions. Certain words or phrases used herein with initial capital letters shall have the meanings set forth in paragraph 8 hereof.
2.Employment. The Company shall continue to employ Executive, and Executive desires to remain in the continued employ of the Company as of the Effective Date, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 5 hereof (the “Employment Period”). Notwithstanding anything in this Agreement to the contrary, Executive will be an at-will employee of the Company and Executive or the Company may terminate Executive’s employment with the Company for any reason or no reason at any time.
3.Position and Duties.
(a)During the Employment Period, Executive shall serve as the President and Chief Executive Officer of Seadrill and shall have the normal duties, responsibilities and authority of an executive serving in such position, subject to the power of the Board to expand or limit such duties, responsibilities and authority, either generally or in specific instances.
(b)During the Employment Period, Executive shall report to the Board of Seadrill.
(c)During the Employment Period, Executive shall:
(i)devote Executive’s best efforts and Executive’s full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company, Seadrill, and all of Seadrill’s subsidiary companies from time to time (each of the

Company, Seadrill and such subsidiaries, a “Group Company” and collectively, the “Group Companies”);
(ii)perform Executive’s duties and responsibilities to the best of Executive’s abilities in a faithful, diligent, trustworthy, businesslike and efficient manner;
(iii)keep the Board fully informed of Executive’s conduct of the business of any Group Company for which Executive is responsible in a prompt and timely manner;
(iv)obey all reasonable, lawful and proper directions and requests of the Board;
(v)act in such a way as to promote and protect the interests and reputation of every Group Company;
(vi)comply with all Group Company policies and procedures, including anti-corruption and bribery policies; and
(vii)bring to the attention of the Board any relevant material business opportunities for any Group Company of which Executive becomes aware.
(d)During the Employment Period, Executive will not, whether during or outside regular business hours:
(i)directly or indirectly be engaged or concerned in the conduct of any business activity whether as shareholder, employee, director or other officer (except as a representative of the Company or with the prior written consent of the Board, which shall not be unreasonably withheld); or
(ii)accept any appointment as director of any company which is not a Group Company without the prior written consent of the Board, which shall not be unreasonably withheld.
(e)Notwithstanding the foregoing, the Board approves Executive’s current ownership and limited management oversight activities of the retail businesses located in California that are set forth on Exhibit A (“Retail Businesses”) that do not compete with the Group Companies.
(f)Executive shall perform Executive’s duties and responsibilities principally at the office of the Company in the Houston, Texas area. Executive may be required to travel and work outside of the Houston, Texas area from time to time including at other Group Company locations or client locations but, unless otherwise agreed with the Board, Executive will not be required to live outside of the Houston, Texas area.
4.Compensation and Benefits.
(a)Salary. The Company agrees to pay Executive a salary during the Employment Period in installments based on the Company’s practices as may be in effect from time to time. Executive’s initial salary shall be at the rate of $750,000 per year (the “Base Salary”). The Board shall review and may upwardly adjust the Base Salary from time to time. The Base Salary may not be reduced without Executive’s written agreement.
(b)Annual Bonus. During the Employment Period, Executive will be eligible for an annual bonus in a target amount equal to 110% of Executive’s Base Salary, based on the achievement of specified performance goals (as determined by the Board). For the avoidance of doubt, the annual bonus that may be earned for the calendar year ending December 31, 2026 may be earned based on the target percentage set forth in the prior sentence of this subparagraph 4(b) and will not be prorated based on the portion of such calendar year beginning on the Effective Date. Except as provided in Section 6(b)(i) and Section 6(b)(ii), Executive must be employed by the Company on the last day of the applicable performance year to be eligible to receive an annual bonus for such year.
(c)Standard Benefits Package. Executive shall be entitled during the Employment Period to participate, on the same basis as other employees of the Company, in the Company’s Standard Benefits Package. The Company’s “Standard Benefits Package” means those benefits (including insurance and other benefits, but excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) for which substantially all of the employees of the Company are from time to time generally eligible, as determined from time to time by the Board.
(d)Vacation. During the Employment Period, Executive shall be entitled to twenty-five (25) days of paid vacation during each calendar year.
(e)Indemnification. With respect to Executive’s acts or failures to act during the Employment Period in Executive’s capacity as a director, officer, employee or agent of the Company, Executive shall be entitled to liability insurance coverage on the same basis as other directors and officers of Seadrill.
5.Employment Period.
(a)Except as hereinafter provided, the Employment Period shall continue until, and shall end upon, the first anniversary of the Effective Date.
(b)On the first anniversary of the Effective Date and on each anniversary thereafter, unless the Employment Period shall have ended pursuant to subparagraph 5(c) below or the Company shall have given Executive thirty (30) days written notice that the Employment Period will not be extended, the Employment Period shall be extended for an additional year. If the Company gives Executive thirty (30) days written notice that the Employment Period will not be extended, this will be considered a Termination Without Cause.
(c)Notwithstanding (a) or (b) above, the Employment Period shall end upon the first to occur of any of the following events:
(i)Executive’s death;
(ii)the Company’s termination of Executive’s employment due to Permanent Disability;
(iii)a Termination For Cause;

(iv)a Termination Without Cause;
(v)a Termination For Good Reason; or
(vi)a Voluntary Termination.
6.Post-Employment Payments.
(a)Accrued Payments. At the end of Executive’s employment for any reason, Executive shall cease to have any rights to salary, equity awards, expense reimbursements or other benefits, except that Executive shall be entitled to (i) any Base Salary which has accrued but is unpaid, any reimbursable expenses which have been incurred but are unpaid, and any unexpired vacation days which have accrued under the Company’s vacation policy but are unused, as of the end of the Employment Period, (ii) any equity compensation rights or plan benefits which by their terms extend beyond termination of Executive’s employment (but only to the extent provided in any equity compensation theretofore granted to Executive or any other benefit plan in which Executive has participated as an employee of the Company and excluding, except as hereinafter provided in subparagraph 6(b), any severance pay program or policy of the Company) and (iii) any benefits to which Executive is entitled under Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”). In addition, Executive shall be entitled to the additional amounts described in subparagraph 6(b), in the circumstances described in such subparagraph.
(b)Termination Without Cause or Termination For Good Reason.
(i)If the Employment Period ends early pursuant to paragraph 5 on account of a Termination Without Cause or a Termination For Good Reason, the Company shall continue to pay Executive Executive’s Base Salary at the time of such termination and, if Executive timely and properly elects continuation of health care coverage under COBRA, the Company shall reimburse Executive for the portion of the monthly COBRA premium paid by Executive that is typically covered by the employer for active employees (the “COBRA Continuation”), in each case, for a period of twenty-four (24) months following such termination in accordance with the Company’s normal payroll practices. Notwithstanding the foregoing, such COBRA Continuation shall terminate on the earliest of: (i) the end of the twenty-four (24) -month period; (ii) the date Executive is no longer eligible to receive COBRA coverage; and (iii) the date on which Executive becomes eligible for group medical coverage from another employer or the employer of a spouse. Additionally, if the Employment Period ends early pursuant to paragraph 5 on account of a Termination Without Cause or Termination For Good Reason, Executive shall be entitled to receive a pro rata amount of the bonus (if any) Executive would have otherwise received pursuant to paragraph 4(b) for the year in which the Employment Period ends (based on the number of days during such bonus year Executive was employed up to and including the last day of the Employment Period), which such bonus amount (if any) shall be based on the extent to which the performance measures are met but assuming satisfaction of any personal objectives, and shall be payable at the same time as bonuses are paid to employees generally. To be clear, the fact that Executive is not employed on the last day of the performance year will not preclude his receipt of a pro rata bonus for such year on the terms set forth in the immediately preceding sentence.

(ii)Notwithstanding the foregoing, if the Employment Period ends early pursuant to paragraph 5 on account of a Termination Without Cause or a Termination For Good Reason, in each case, within the twenty-four (24)-month period immediately following a Change in Control (a “CIC Termination”), the Company shall pay Executive an amount equal to three times (3x) the sum of (A) Executive’s Base Salary at the time of such termination, plus (B) Executive’s annual bonus in effect for the year in which the Employment Period ends, based on the target level of performance, plus (C) the annualized amount (for the avoidance of doubt, twelve (12) months) of COBRA Continuation. Additionally, in the event of a CIC Termination, Executive shall be entitled to receive a pro rata amount of the bonus (if any) Executive would have otherwise received pursuant to paragraph 4(b) for the year in which the Employment Period ends (based on the number of days during such bonus year Executive was employed up to and including the last day of the Employment Period), which such bonus amount (if any) shall be based on the extent to which the performance measures are met but assuming satisfaction of any personal objectives, and shall be payable at the same time as bonuses are paid to employees generally. To be clear, the fact that Executive is not employed on the last day of the performance year will not preclude his receipt of a pro rata bonus for such year on the terms set forth in the immediately preceding sentence.
(c)Compliance with Restrictive Covenants. It is expressly understood that the Company’s payment obligations under subparagraph 6(b) shall cease in the event that a court finds Executive breaches any of the agreements in paragraph 7 hereof (and the Company’s payment obligations under subparagraph 6(b) shall be tolled pending the court’s determination) and in such event, to the extent any payment was previously made to Executive under subparagraph 6(b), Executive will immediately return any such payment to the Company if so ordered by a court of competent jurisdiction.
(d)No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.
(e)Release. Notwithstanding anything herein to the contrary, the Company shall not be obligated to make any payment under subparagraph 6(b) hereof unless (i) prior to the 60th day following the Termination Without Cause or Termination For Good Reason, Executive executes a separation agreement and release of claims substantially in the form attached hereto as Exhibit B and (ii) any applicable revocation period has expired during such 60-day period without Executive revoking such release.
(f)Payment Timing. The amounts payable to Executive pursuant to subparagraph 6(b)(i) shall commence or become payable on the first regularly scheduled payroll date following the 60th day after the Termination Without Cause or Termination For Good Reason, subject to subparagraph 6(e), with the aggregate of any payments that would otherwise have been paid prior to such payroll date paid to Executive in a lump sum on such payroll date. The amounts payable to Executive pursuant to subparagraph 6(b)(ii) shall paid as soon as practicable following Executive’s timely execution and nonrevocation of the release described in subparagraph 6(e); provided, however, that if the 60-day period described therein spans two calendar years, the amounts payable to Executive pursuant to subparagraph 6(b)(ii) shall be made in the second calendar year.
7.Restrictive Covenants

(a)Acknowledgements and Agreements. Executive hereby acknowledges and agrees that in the performance of Executive’s duties to the Company during the Employment Period, Executive will be brought into frequent contact with existing and potential customers of the Group Companies throughout the world. Executive also agrees that trade secrets and confidential information of the Group Companies, more fully described in subparagraph 7(f), gained by Executive during Executive’s association with the Group Companies, have been developed by each Group Company through substantial expenditures of time, effort and money and constitute valuable and unique property of the Group Companies. Executive further understands and agrees that the foregoing makes it necessary for the protection of the Businesses that Executive not compete with the Businesses during Executive’s employment with the Company and not compete with the Businesses for a reasonable period thereafter, as further provided in the following subparagraphs.
(b)Covenants During Employment Period. While employed by the Company, Executive will not compete with the Businesses anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by the Company, Executive will not:
(i)enter into or engage in any business which competes with the Businesses;
(ii)solicit customers, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, the Businesses;
(iii)divert, entice or otherwise take away any customers, business, patronage or orders of the Group Companies or attempt to do so; or
(iv)promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with the Businesses.
(c)Non-Competition. For a period of twelve (12) months following the termination of Executive’s employment, Executive shall not be employed in, or carry on for Executive’s own account or for any other person, or provide advisory services to (whether directly or indirectly), or be a director of any company, business or venture, which:
(i)is, or is about to be in competition with the Businesses (or any part thereof); or
(ii)is likely to result in the intentional or unintentional disclosure or use of Confidential Information by Executive in order for Executive to properly discharge Executive’s duties or further Executive’s interest in that company business or venture.
(d)Non-Solicitation. For a period of twelve (12) months following the termination of Executive’s employment, Executive shall not (either on Executive’s own behalf or for or with any other person), whether directly or indirectly:
(i)in respect of any Goods and/or Services:

(A)solicit, facilitate the solicitation of, or canvass the custom or business of any Customer, or
(B)solicit, facilitate the solicitation of, or canvas the custom or business of any Prospective Customer; or
(ii)in respect of any Employee:
(A)solicit or entice or endeavor to solicit or entice any Employee to leave such Employee’s employment with or cease such Employee’s directorship or consultancy with any Group Company, whether or not that person would breach any obligations owed to the Company or any relevant Group Company by so doing, or
(B)offer employment or any contract for services to or employ or engage any Employee.
(e)Non-Interference. For a period of twelve (12) months following the termination of Executive’s employment, Executive shall not (either on Executive’s own behalf or for or with any other person), whether directly or indirectly:
(i)in regards to any Customer or Prospective Customer:
(A)deal with or supply any Customer, or
(B)deal with or supply any Prospective Customer; or
(ii)in regards to any Supplier:
(A)deal with or accept the supply of any goods or services from any Supplier where such supply is likely to be to the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company or, where the value of the Group Company’s arrangement with the Supplier is diminished; or
(B)solicit, facilitate the solicitation of, or canvass the supply of any goods or services from any Supplier where such supply is likely to be to the detriment of any Group Company whether by causing the Supplier to reduce or alter the terms or quantity of supply to the Group Company, or where the value of the Group Company’s arrangement with the Supplier is diminished.
(f)Confidential Information. Executive shall not (except in the proper performance of Executive’s duties) use or disclose to any person, company or other organization (and shall use every reasonable endeavor to prevent the publication or disclosure of) any of the trade secrets or confidential information of any Group Company. This restriction shall continue to apply after the termination of Executive’s employment but will not apply to information or knowledge which may come into the public domain other than through unauthorized disclosure, or any use or disclosure authorized by the Board or required by law.

(i)For purposes of this subparagraph 7(f), trade secrets and confidential information include but will not be limited to:
(A)information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service of any Group Company;
(B)secret formulae, processes, inventions, designed, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or services of any Group Company;
(C)lists or details or customers, potential customers or suppliers of the arrangements made with any customer or supplier of any Group Company;
(D)any information in respect of which any Group Company owes an obligation of confidentiality to any third party (provided that with respect to such third party Executive knows or reasonably should have known that the third party provided it to any Group Company on a confidential basis);
(E)information and details of and concerning the engagement, employment and termination of employment of Executive and any other personnel;
(F)information concerning any litigation proposed, in progress or settled; and,
(G)any other information in whatever form (written, oral, visual and electronic) concerning the confidential affairs of any Group Company.
(ii)During Executive’s employment, Executive shall not make (other than for the benefit of any Group Company) any record or copy (whether on paper, computer memory, disc or otherwise) relating to any matter within the scope of the business of any Group Company or their customers and supplies or concerning its or their dealings or affairs or (either during Executive’s employment or afterwards) use such records (or allow them to be used) other than for the benefit of the Company or the other relevant Group Company. All such records (and any copies of them) shall belong to the Company or the other relevant Group Company and shall be handed over to the Company by Executive on the termination of the Employment or at any time during the Employment at the request of the Company.
(g)Intellectual Property. Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by Executive at any time during the course of Executive’s employment. Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, Executive holds them on trust for the Company. Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this subparagraph 7(g).
(i)Executive hereby irrevocably waives Executive’s entire right, title, and interest in and to all Inventions and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world, including, without limitation, all moral rights under the Copyright, Designs and Patents Act 1988 of the United Kingdom (and all similar rights in other jurisdictions) which Executive has or will have in any existing or future works referred to in this subparagraph 7(g).
(ii)Rights and obligations under this subparagraph 7(g) will continue after the termination of this Agreement in respect of all Inventions, works and information made or obtained during the Employment Period and will be binding on the personal representatives of Executive.
(iii)By entering into this Agreement, Executive irrevocably appoints the Company to act on Executive’s behalf to execute any document and do anything in Executive’s name for the purpose of giving the Company (or its nominee) the full benefit of the provisions of this subparagraph 7(g) or the Company's entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this subparagraph 7(g)(iii), a certificate in writing (signed by any director of the Company) will be sufficient to prove that the act or thing falls within that authority.
(h)Non-Disparagement. During the Employment Period and at all times thereafter, regardless of the reason for the termination of the Employment Period, each of the Company and the Executive agrees that it shall not (and the Company shall ensure that each other Group Company shall not) make negative comments to third parties or otherwise disparage the Executive, the Company or any other Group Company to any third parties. The provisions of this subparagraph 7(h) will not be breached in respect of any truthful statements made by the Executive or any Group Company in response to any legal proceedings or regulatory investigations.
(i)Certain Definitions for this Paragraph 7. For purposes of this paragraph 7:
(i)“Businesses” shall mean offshore drilling and any other trade or commercial activity which is carried on by any Group Company or which any Group Company shall have determined to carry on with a view to profit in the immediate or foreseeable future.
(ii)“Confidential Information” shall have the meaning given to trade secrets and confidential information in subparagraph 7(f).
(iii)“Customer” shall mean any person who at any time during the 12 months immediately preceding the termination of Executive’s employment was a customer of any Group Company with whom Executive had material dealings or in relation to whom Executive acquired confidential information.

(iv)“Employee” shall mean any individual who is employed or engaged by any Group Company, or any person who, during the 12 months immediately preceding the termination of Executive’s employment, is or was employed or engaged by any Group Company.
(v)“Intellectual Property Rights” shall mean patents, utility models, rights to Inventions, copyright and neighboring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered of unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.
(vi)“Invention” shall mean any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.
(vii)“Goods and/or Services” shall mean any goods and/or services competitive with those supplied by any Group Company at any time during the 12 months immediately preceding the termination of Executive’s employment and in relation to which Executive was materially involved or concerned or for which Executive was directly responsible during that time.
(viii)“Prospective Customer” shall mean any person who was at any time during the 12 months immediately preceding the termination of Executive’s employment engaged in negotiations, with which Executive was personally involved, with any Group Company with a view to obtaining Goods and/or Services from any Group Company or in relation to whom Executive has acquired Confidential Information.
(ix)“Supplier” shall mean any person with whom Executive had material dealings at any time during the 12 months immediately preceding the termination of Executive’s employment and who during that period supplied goods or services to any Group Company on terms other than those available to another purchaser in the market during that period, whether by reason of exclusivity (either de facto or contractually obliged), price or otherwise.
(j)Return of Company Property. Executive agrees that upon termination of Executive’s employment with the Company, for any reason, Executive shall
(i)return to the Company or any relevant Group Company, in good condition, all property of the Company, including without limitation, the originals and all copies of any files, sketches, plans, drawings, equipment, tools, instruments, computers, devices, telephones, credit cards, letters, calendars, reports, memoranda, notes, correspondence, databases, discs, records, books, papers, letters, CD ROMs, keys, computer access codes, forms, contracts, software programs, information and records, training guides and manuals, and other documents or materials that Executive made, compiled, copied or acquired during Executive’s employment that relate to the business, finances or affairs of the Company or any Group Company or which contain, reflect, summarize, describe, analyze or refer or relate to any items of information listed in subparagraph 7(f) of this Agreement, and that are in Executive’s possession, custody or control;
(ii)irretrievably delete and erase any information relating to the business of any Group Company stored on any computer, technological or memory device maintained or used by Executive for work purposes during Executive’s employment and which is in Executive’s possession, custody, care or control outside the premises of the Company and, if required by the Company, deliver any such equipment (electronic or otherwise) that is not company property and was used for the storage of the matters in subparagraph 7(j)(i) above so that the Company may review and delete and erase the same;
(iii)transfer (without payment) to the Company (or as it may direct) any qualifying nominee shareholdings which Executive holds in connection with Executive’s employment with the Company and Executive hereby irrevocably appoints the Company to be Executive’s attorney to execute such transfers on Executive’s behalf; and
(iv)return all other property belonging or relating to any of the Group Companies.
(k)Notwithstanding any other provisions of this Agreement, pursuant to 18 U.S.C. § 1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (I) solely for the purpose of reporting or investigating a suspected violation of law and in confidence to a federal, state or local government official (either directly or indirectly) or to an attorney; or (II) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.
(l)Communication of Contents of Agreement. While employed by the Company and for one (1) year thereafter, Executive will communicate the contents of paragraph 7 of this Agreement to any person, firm, association, partnership, corporation or other entity that Executive intends to be employed by, associated with, or represent.
(m)Relief. Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of Executive’s obligations under this Agreement would be inadequate. Executive therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in subparagraphs 7(b), 7(c), 7(d), 7(e), 7(f), 7(g), 7(h) and 7(i) inclusive, of this Agreement, without the necessity of proof of actual damage.
(n)Reasonableness. Executive acknowledges that Executive’s obligations under this paragraph 7 are reasonable in the context of the nature of the Businesses and the competitive injuries likely to be sustained by the Company and the other Group

Companies if Executive were to violate such obligations. Executive further acknowledges that this Agreement is made in consideration of, and is adequately supported by the agreement of the Company to perform its obligations under this Agreement and by other consideration, which Executive acknowledges constitutes good, valuable and sufficient consideration.
8.Definitions.
(a)“Board” means the Board of Directors of Seadrill from time to time or any person or committee nominated by the Board as its representative for the purpose of this Agreement.
(b)“Change in Control” shall have the meaning ascribed thereto in the Seadrill Management Limited 2022 Management Incentive Plan, as amended from time to time.
(c)“Permanent Disability” means that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive’s duties to the Company or any Group Company, as determined by the Board. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any Group Company, if Executive is incapable of so doing for (i) a continuous period of 90 days and remains so incapable at the end of such 90 day period or (ii) periods amounting in the aggregate to 180 days within any one period of 365 days and remains so incapable at the end of such aggregate period of 180 days.
(d)“Termination For Cause” means the termination by the Company or any Group Company of Executive’s employment with the Company as a result of (i) Executive’s serious or repeated breach of this Agreement, (ii) Executive’s failure to comply with any reasonable and lawful order or direction given to him by the Board, (iii) Executive’s commission of any gross misconduct or conduct (whether in connection with Executive’s employment with the Company or not) which in the reasonable opinion of the Board is or could reasonably be expected to be materially harmful to the Company or any Group Company, (iv) Executive’s conviction of any criminal offense (other than a traffic offense for which Executive is not sentenced to any term of imprisonment, whether immediate or suspended), (v) Executive’s commission of any act of fraud or dishonesty or corrupt practice relating to the Company or any Group Company, any of its or their employees, customers or otherwise or a breach of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, as such laws, rules and regulations may be amended from time to time, (vi) Executive’s breach of any legislation or regulation in force which may materially affect or relate to the business or securities of the Company or any Group Company. Notwithstanding the foregoing, no termination of employment by the Company or any Group Company shall constitute a “Termination For Cause” as a result of an event described in clause (i), (ii), (iii), (v) or (vi) above unless (A) the Company gives Executive notice of the existence of an event described in such clause, within sixty (60) days following the occurrence thereof, (B) if such event is remediable, Executive is provided a period of ten (10) days following such notice to remedy such event, and (C) if such event is remediable, Executive fails to remedy such event within such period of ten (10) days.
(e)“Termination For Good Reason” means Executive’s termination of Executive’s employment as a result of (i) a material adverse change in Executive’s title,

authority, duties or responsibilities other than (a) temporarily in the event of physical or mental incapacitation, (b) as required by applicable law or regulatory requirements, or (c) due to any such change made in the ordinary course of business that is due to an internal restructuring of employees and their corresponding titles, authorities, duties, and/or responsibilities (which exception (c) shall apply prior to a Change in Control only); (ii) a material reduction in Executive’s Base Salary or target annual bonus except to the extent that the base salaries or target annual bonuses of all other similarly situated executives of the Company are similarly reduced; (iii) a relocation of Executive’s principal office to a location that is in excess of fifty (50) miles from its location as of the Effective Date; or (iv) any material breach of this Agreement by the Company. Notwithstanding the foregoing, no termination of employment by Executive shall constitute a “Termination For Good Reason” unless (A) Executive gives the Company notice of the existence of an event described in clause (i), (ii), (iii) or (iv) above, within sixty (60) days following the occurrence thereof, (B) the Company does not remedy such event described in clause (i), (ii), (iii) or (iv) above, as applicable, within thirty (30) days of receiving the notice described in the preceding clause (A), and (C) Executive terminates employment within five (5) days of the end of the cure period specified in clause (B), above.
(f)“Termination Without Cause” means the termination by the Company or any Group Company of Executive’s employment with the Company prior to the end of the Employment Period for any reason other than a termination for Permanent Disability or Executive’s death, or a Termination For Cause and, for the avoidance of doubt, shall include the Company’s giving notice pursuant to subparagraph 5(b) that the Employment Period will not be extended.
(g)“Voluntary Termination” means Executive’s termination of Executive’s employment with the Company for any reason, other than a Termination For Good Reason.
9.Executive Representations. Executive represents and warrants to the Company that (a) Executive is entering into this Agreement voluntarily and that the performance of Executive's obligations hereunder will not violate any agreement between Executive and any other person, firm, organization or other entity, (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement, and (c) Executive is not subject to any pending or, to Executive’s knowledge, threatened claim, action, judgment, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of the Company or any Group Company.
10.Survival. Subject to any limits on applicability contained therein, paragraph 7 hereof shall survive and continue in full force in accordance with its terms notwithstanding any termination of the Employment Period.
11.Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment provided to Executive hereunder, and Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

12.Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:
Notices to Executive:
            [***]

Notices to the Company:
            Seadrill Americas, Inc.
            Attn: EVP, HR
            11025 Equity Drive
            Suite 150
            Houston, Texas 77041

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered.
13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid or unenforceable in any respect under any applicable law, such invalidity or unenforceability shall not affect any other provision, but this Agreement shall be reformed, construed and enforced as if such invalid or unenforceable provision had never been contained herein.
14.Right to Offset. The Company may deduct from any money due to Executive any amount which Executive owes to any Group Company and Executive hereby consents to such deduction.
15.Prevailing Party’s Litigation Expenses. In the event of litigation between the Company and Executive related to this Agreement, the non-prevailing party shall reimburse the prevailing party for any costs and expenses (including, without limitation, attorneys’ fees) reasonably incurred by the prevailing party in connection therewith.
16.Internal Revenue Code Section 280G.
(a)Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (such payments or benefits, “Covered Payments”) constitute parachute payments within the meaning of Code Section 280G (“Parachute Payments”) and would, but for this paragraph 16, be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either (a) delivered in full or (b) delivered to such lesser extent which would result in no portion of such payments or benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of Covered Payments, notwithstanding that all or some portion of such payments or benefits may be taxable under Code Section 4999. Any determination required under this paragraph 16 shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to Executive (the “Accountants”), which shall take into account all possible mitigating factors and shall provide detailed supporting calculations to the Company and Executive as requested by the Company or Executive. For purposes of making the calculations required by this paragraph 16, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Section 280G and Code Section 4999. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph 16. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this paragraph 16.
(b)If a reduction in payments or benefits is required by subparagraph 16(a), such reduction shall be made in a manner that maximized Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
17.Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties or any Group Company, written or oral, which may have related to the subject matter hereof in any way, including the Prior Agreement, as described herein.
18.Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
19.Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Executive hereby consents to the assignment by the Company of all of its rights and obligations hereunder to any successor to the Company by merger, consolidation or purchase of all or substantially all of the Company’s assets, or other corporate transaction, or to any company succeeding the Company upon a liquidation in order to reconstruct or amalgamate the Company or by reason of reorganization of the Company, provided such transferee or successor assumes the liabilities of the Company hereunder.
20.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas. Executive agrees that the state and federal courts located in the State of Texas shall have jurisdiction in any action, suit or proceeding against Executive based on or arising out of this Agreement and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The Company’s powers under this Agreement will not be affected if the Company delays in enforcing any provision of this Agreement or Executive grants time to the Company.
21.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Seadrill Americas, Inc.

    By: /s/ Ragnhild Anker Bohlin
    Name: Ragnhild Anker Bohlin
    Title: Vice President Human Resources

    EXECUTIVE

                            /s/ Samir H. Ali
Samir H. Ali

Exhibit A

Retail Businesses

[Omitted.]

    A-1

Exhibit B

Separation Agreement and Release of Claims
[Date]
Samir Ali
Via Email
Dear Mr. Ali,

This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which certain payments and benefits will be provided to you in connection with the termination of your employment from Seadrill Americas, Inc., a company incorporated in the State of Texas (the “Company”), effective as of [date] (the “Termination Date”).

Reference is made herein to the Employment Agreement, dated as of March 12, 2026 (the “Employment Agreement”), by and between the Company and you. Capitalized terms used but not defined herein have the meanings assigned to them in the Employment Agreement.
1.Termination of Employment and Resignation from All Positions. You acknowledge and agree that (a) your employment with the Company terminated effective as of the Termination Date and (b) by executing this Agreement, you hereby resign, effective as of the Termination Date, from your positions of President and Chief Executive Officer of Seadrill Limited, an exempted company incorporated and existing under the laws of Bermuda (“Seadrill”), and from any and all offices and directorships that you hold in the Group Companies or any affiliated companies of the Group Companies. You agree to execute all instruments and take all actions (including the transfer of any director qualifying shares or similar interests), at the Company’s expense, to evidence and/or effectuate such resignations.
2.Accrued Payments. Regardless of whether you sign this Agreement, you will be entitled to the following payments and benefits described in the first sentence of Section 6(a) of the Employment Agreement (collectively, the “Accrued Payments”).
3.Termination Benefits. In exchange for your promises made in this Agreement, including your release of claims in Section 4 and your continued compliance with the terms of this Agreement, including the Covenants (as defined in Section 12), you will receive the payments and benefits set forth in [Section 6(b)(i)] [Section 6(b)(ii)] of the Employment Agreement (collectively, the “Termination Benefits”). You acknowledge and agree that the Company is providing you with the Termination Benefits only in exchange for the promises you made in this Agreement, and the Termination Benefits are not otherwise due to you. You acknowledge that, if you do not sign this Agreement, or if you sign this Agreement but subsequently revoke this Agreement pursuant to Section 8, you will not receive the Termination Benefits.
4.Release. In consideration for the Termination Benefits set forth in Section 3, to which you would not otherwise be entitled, you, for your own self and on behalf of your heirs, executors, administrators, and assigns, agree to and do hereby RELEASE, ACQUIT, WAIVE and FOREVER DISCHARGE (a) the Group Companies; (b) any past or present director, officer, employee or agent of the Group Companies, in their individual and official capacities; (c) the

Group Companies’ representatives, predecessors, successors-in-interest, and affiliated companies; and (d) the present and former shareholders, agents, attorneys, fiduciaries, insurers, heirs, administrators, executors, successors and assigns of any of the foregoing entities and persons named in clauses (a)-(c) and any other person, firm or corporation for which any of the foregoing entities and persons named in clauses (a)-(c) may be legally responsible or which may be legally responsible for any of them (all collectively, the “Released Parties”), in each case, from any and all claims, liabilities, demands, and causes of action of whatsoever nature, accrued or unaccrued, known or unknown, fixed or contingent, which you may have or claim to have against any of the Released Parties occurring during, arising out of, or related to your employment and/or termination of employment with the Company and/or as a result of any other matter arising through the date of your signature on this Agreement. This release, acquittal, waiver and discharge includes, but is not limited to, claims arising under federal, state or local laws, whether equitable or legal, causes of action for breach of express or implied written or oral contract, promissory estoppel, tortious interference with contract, claims for personal injury or harm, negligence, intentional infliction of emotional injury, fraud, negligent misrepresentation, negligent supervision, libel, slander, age discrimination, sexual orientation or preference discrimination, race or color discrimination, invasion of privacy, religious discrimination, sex or gender discrimination, national origin discrimination, harassment, wrongful termination, violations of Chapters 21, 61 and 451 of the Texas Labor Code, violations of the Worker Adjustment and Retraining Notification (WARN) Act, violations of Title VII of the Civil Rights Act 1964, violations of the Civil Rights Act of 1866 (42 U.S.C. § 1981), violations of the Age Discrimination in Employment Act, violations of the Older Workers’ Benefit Protection Act, violations of the Genetic Information Nondiscrimination Act, violations of the Occupational Safety and Health Act, violations of the National Labor Relations Act, violations of the Americans with Disabilities Act, violations of the Family Medical Leave Act, violations of Fair Labor Standards Act or Equal Pay Act violations, violations of the Fair Credit Reporting Act , violations of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or the Employee Retirement Income Security Act of 1974, and any similar federal, state, and local laws, worker’s compensation violations, retaliation for exercise of protected rights, employee health or disability benefit compensation violations, disability or handicap discrimination, loss of consortium, mental anguish, pain and suffering, lost past or future wages, lost past or future bonuses or commissions, vacation or sick pay, pension benefits, costs, punitive or exemplary damages, attorney’s fees, and pre- or post-judgment interest (collectively, the “Enumerated Causes of Action”).
5.Settlement. You agree to and hereby accept the Termination Benefits in full compromise and settlement of all claims, demands, causes of action of whatsoever nature accrued or unaccrued, federal, state or other jurisdiction, equitable or legal occurring during, arising out of or related to your employment and/or termination of employment with the Company, including but not limited to the Enumerated Causes of Action.
6.Advised to Seek Consultation. You understand that Section 4 above includes a release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. You understand that this Agreement does not waive rights or claims that arise after the date that you sign this Agreement. Further, you are advised to consult with legal counsel regarding this Agreement.
7.Consideration Period. You acknowledge that you have had adequate time to review and consider this Agreement, and, as a result, enter into this Agreement willingly and voluntarily. You acknowledge that you have until [date], which is [21] [45] days after the date that you received this Agreement, to review and consider this Agreement.
8.Revocation Period. You understand that you have a period of seven days after the date that you sign this Agreement during which you may notify the Company that you revoke this Agreement. If you decide to revoke this Agreement, notice of revocation must be made in writing and sent by email to me at [email address], and received prior to the expiration of the seven-day revocation period. This Agreement will not become effective until the revocation period expires. If you revoke this Agreement, you will not receive any compensation other than the Accrued Payments. If you timely sign and do not revoke this Agreement, then this Agreement, including your entitlement to the Termination Benefits, will become effective on the eighth day after you sign this Agreement (such eighth day, the “Release Effective Date”).
9.Agreement Not to Sue. You agree not to sue in any local, state or federal court regarding or relating in any way to your employment with, or termination of employment from, the Company, unless suit is necessary to enforce the terms of this Agreement.
10.Exclusions. Excluded from this Agreement are (a) any claims or rights which cannot be waived by law, (b) any claims for vested benefits earned during your employment under Company Group qualified retirement plans, as determined under the terms of such plans, (c) your right to file for workers’ compensation or unemployment compensation, (d) your right to file a charge with an administrative agency or participate in any agency investigation, and (e) any claims or rights to indemnification or advancement of expenses under any of the Company’s, Group Company’s or Seadrill’s articles of incorporation, bye-laws (or similar governing documents), or under directors’ and officers’ (D&O) insurance policies currently maintained by any of the Company, Group Companies or Seadrill.
11.Acknowledgments. You hereby warrant and represent that you have not (a) filed or caused to be filed any claim against the Released Parties, whether past or present, with any administrative agency, court of law or other tribunal, (b) assigned, sold, delivered, transferred or conveyed any rights you have asserted or may have against any of the aforementioned parties to any person or entity, in each case, with respect to any claims being released hereby, (c) assisted or advised any directors, officers, shareholders, employees or agents of any of the aforementioned parties with respect to the pursuit or evaluation of any claim against any of the aforementioned parties, or (d) engaged in the course of your employment with or services to the Group Companies in (i) any fraudulent, tortious or illegal activity or (ii) any violation of a material policy of the Group Companies that would cause the Group Companies demonstrable material injury.
12.Affirmation of Covenants; Forfeiture and Clawback. You acknowledge and agree that (a) you are bound by, and will abide by, the covenants (collectively, the “Covenants”) set forth in subparagraphs 8(c) (Non-Competition), 8(d) (Non-Solicitation), 8(e) (Non-Interference), 8(f) (Confidential Information), 8(g) (Intellectual Property), 8(h) (Non-Disparagement), 8(j) (Return of Company Property) and 8(l) (Communication of Contents of Agreement) of the Employment Agreement, which will remain in full force and effect following the Termination Date in accordance with their terms, and (b) if you breach any of the Covenants, the Company’s obligation to pay you any Termination Benefits that have not yet been paid will cease, and you will immediately return to the Company any Termination Benefits that you previously received if so ordered by a court of competent jurisdiction.
13.Cooperation. At the Company’s reasonable request, you will use good faith efforts to cooperate with the Group Companies and their attorneys or other legal representatives (collectively, the “Attorneys”) in connection with any claim, litigation, audit or other or judicial, arbitral or government proceeding which is material to the Group Companies and is now pending or may hereinafter be brought against any of the Released Parties by any third party. Your duty of cooperation will include, but not be limited to, (a) meeting with Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully your knowledge of matters at issue and recollection of events, (b) appearing at the Group Companies’ and/or the Attorneys’ request (and, to the extent possible, at a time convenient to you that does not conflict with the needs or requirements of your then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully your knowledge of matters at issue, and (c) signing at the Group Companies’ and/or the Attorneys’ request, declarations or affidavits that truthfully state matters of which you have knowledge. The Company will reimburse you for the reasonable expenses that you incur in the course of your cooperation hereunder.
14.Confidentiality of Agreement. You agree that you will keep all terms of this Agreement confidential, including but not limited to the fact and amounts of the Termination Benefits, except that you may make necessary disclosures to your spouse, attorney or tax advisor; however, you agree to assume responsibility for your spouse’s, representatives’ and tax advisor’s conduct and confidentiality obligations.
15.Withholding Taxes. The Group Companies may withhold from the Termination Benefits and the Accrued Payments all federal, state, local, domestic and foreign taxes as shall be required pursuant to any law or governmental ruling or regulation as reasonably determined by the Company.
16.Non-Admissions. The fact and terms of this Agreement, and the furnishing of consideration for this Agreement, are not an admission by the Group Companies of liability or other wrongdoing under any law, but rather such liability is expressly denied. You acknowledge that the parties contemplate an unequivocal, complete and final dissolution of the employment relationship.
17.Severability. If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
18.Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties as to its subject matter. You acknowledge that you have not relied on any representations, promises or agreements of any kind made to you in connection with your decision to accept this Agreement except for those set forth in this Agreement.
19.Binding Agreement. This Agreement shall be binding upon and inure to the benefit of (a) your heirs, successors, personal representatives and legal representatives and (b) any successor of the Company.
20.Choice of Law. This Agreement shall be governed by, and construed in accordance with, the internal, substantive laws of the State of Texas. You agree that the state and federal courts located in the State of Texas shall have jurisdiction in any action, suit or proceeding against you based on or arising out of this Agreement and you hereby: (a) submit to the personal jurisdiction of such courts; (b) consent to service of process in connection with any action, suit or proceeding against you; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process. The Company’s powers under this Agreement will not be affected if the Company delays in enforcing any provision of this Agreement or you grant time to the Company.
[Signature page follows]

If you accept and agree to the terms herein, within the time frame described in this Agreement, please sign on the appropriate line below and return by email to me at [email address].

Sincerely,
SEADRILL AMERICAS, INC.

By:_________________________
[Name]
[Title]

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO CONSULT WITH A LEGAL ADVISOR OF MY CHOICE, THAT I HAVE CAREFULLY REVIEWED AND CONSIDERED THIS AGREEMENT, THAT I UNDERSTAND THE TERMS OF THIS AGREEMENT, AND THAT I VOLUNTARILY AGREE TO THE TERMS OF THIS AGREEMENT.

____________________________
Samir Ali

____________________________
Date

    [Signature Page to Separation Agreement]